LEASE AGREEMENT

THIS LEASE AGREEMENT (“this Lease”) is made as of this 23rd day of March, 2021 between ARE-MARYLAND NO. 31, LLC, a Maryland limited liability company (“Landlord”), and TCR2 THERAPEUTICS INC., a Delaware corporation (“Tenant”).

BASIC LEASE PROVISIONS

Address:	9950 Medical Center Drive, Rockville, Maryland 20850.
Premises:

The entirety of the three-story building located on the Property (“Building”), which Building contains approximately 84,264 rentable square feet, as shown on Exhibit A.  EwingCole, Landlord’s architect (“Base Building Architect”), has measured the area of the Premises based on plans of the Building pursuant to the 2010 Standard Method of Measuring Floor Area in Office Buildings (Single Tenant Method A) as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-2010), modified as follows:  (a) total rentable area is based on a single tenant building where the total interior gross area for each floor is the rentable area, and (b) adjustments were made to allocate the Building Service Area (Building Common) to each floor on a prorata basis (“BOMA Standards”).  Tenant acknowledges receipt of such measurement and confirms that (i) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Commencement Date, and (ii) such measurement shall be conclusive as to the area of the Premises.  Notwithstanding the foregoing, Tenant shall have a right to construct, repair, and maintain a mezzanine and walk-on ceilings above the first floor of the Building without such space being included in rentable area and or otherwise being subject to separate charge.

Project:	The real property on which the Building is located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent: $279,335.16, per month

Rentable Area of Premises: 84,264 sq. ft.

Tenant’s Share of Operating Expenses:  100%

Security Deposit:  $558,670.32

Target Lease Commencement Date: May 1, 2021

Rent Adjustment Percentage: 2% (until June 30, 2024; thereafter, 3%)

Base Term:	Beginning on the Commencement Date and ending June 30, 2036.
Permitted Use:

General office, research and development laboratory, manufacturing, and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
For wire/ACH payments: On request, Landlord will provide information to Tenant via a secure format.	385 E. Colorado Blvd., Suite 299 Pasadena, California 91101 Attention: Corporate Secretary

51675442-v4

9950 Medical Center Drive—TCR2 Therapeutics Inc.—Page 2

Tenant’s Notice Address:

TCR2 Therapeutics Inc.

Suite 710

100 Binney Street

Cambridge, MA  02142

With a copy via emails to:  finance@tcr2.com

Landlord Notice Addresses for Section 22(b) of the Lease and Section 4(a) of the Tenant Work Letter:

ARE-Maryland No. 31, LLC c/o Alexandria Real Estate Equities, Inc. 26 North Euclid Avenue Pasadena, CA 91101 Attention: Corporate Secretary	Mr. Edward J. Rose Senior Vice President—Asset Services Alexandria Real Estate Equities, Inc. 946 Clopper Road Gaithersburg, MD 20878	Kevin L. Shepherd, Esquire Venable LLP Suite 900 750 East Pratt Street Baltimore, MD 21202

Landlord Notice Addresses for Section 12 of the Lease:

Mr. Lawrence J. Diamond

Co-Chief Operating Officer

Regional Marketing Director--Maryland

Alexandria Real Estate Equities, Inc.

946 Clopper Road

Gaithersburg, MD  20878

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C-1 – MATRIX	[X] EXHIBIT C-2 – TENANT WORK LETTER
[X] EXHIBIT D –COMMENCEMENT DATE	[X] EXHIBIT E - RULES AND REGULATIONS
[X] EXHIBIT F TENANT’S PERSONAL PROPERTY	[X] EXHIBIT G – TENANT GENERATOR LOCATION

1.Lease of Premises.  Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.  The exterior portions of the Project (e.g., driveways, areas of ingress and egress, sidewalks, landscaped areas, and areas containing signage) that are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas”; provided, however, that so long as the Premises includes the entirety of the Building, the Common Areas shall be for the exclusive use of Tenant and Landlord, and Landlord’s use shall be limited to such use as is reasonably necessary to perform its obligations and exercise its rights under this Lease.  Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use.  Landlord shall give Tenant reasonable prior written notice of any such modification or other construction planned for the Common Areas to allow Tenant to prepare for same, and shall use commercially reasonable efforts to minimize any interference with Tenant or Tenant’s business at the Project during the course of any such work. Notwithstanding anything contained herein to the contrary, for so long as the Premises includes the entirety of the Building, the Common Areas shall not in any event be deemed to include any space within the Building.

2.Delivery; Acceptance of Premises; Commencement Date.  Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Lease Commencement Date (“Delivery” or “Deliver”).  If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein.  .  Notwithstanding any provision of this Lease to the contrary, if Landlord does not

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Deliver the Premises within 60 days of the Target Lease Commencement Date for any reason, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated:  (i) the first month’s Base Rent for the Premises paid by Tenant pursuant to Section 3(a) below shall be refunded to Tenant, (ii), the Security Deposit, or any balance thereof, i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease, shall be returned to Tenant (and if the Security Deposit is the form of a Letter of Credit, with such documentation or instructions as reasonably required by the issuer thereof to cancel the Letter of Credit [as defined in Section 6]), (iii) the Concession Payment shall be returned to Tenant, and (iv) neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except with respect to provisions that expressly survive termination of this Lease.  As used herein, (a) “Base Building Work” means the construction of the fixed and permanent improvements constituting the core and shell of the Building and core Building service components (excluding any service components and the construction of any internal stair(s) between the floors comprising the Premises constituting Tenant Improvements [as defined in the Work Letter attached to this Lease as Exhibit C-2 (“Tenant Work Letter”)]), all substantially in accordance with the Matrix Appendix (“Matrix”) attached hereto as Exhibit C-1, (b) “Tenant Improvements Work” means all improvements to the Premises desired by Tenant of a fixed and permanent nature, other than the Base Building Work, as more fully described in the Tenant Work Letter, and (c) “Force Majeure Delays” means any and all delays due to Force Majeure (as defined in Section 34).  If Tenant does not elect to void this Lease within 10 business days of the lapse of such 60 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

(a)Definition of Various Dates.  For purposes of this Lease, (i) the “Commencement Date” shall mean the date of this Lease, (ii) the “Lease Commencement Date” means the date on which Landlord Delivers the Premises, and (iii) the “Rent Commencement Date” means July 1, 2021.  Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Lease Commencement Date, the Rent Commencement Date, and the expiration date of the Term when such are established in the form of the “Acknowledgement of Lease Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.  The “Term” of this Lease shall be the Base Term, as defined above in the Basic Lease Provisions and any Extension Terms that Tenant may elect pursuant to Section 39 hereof.

(b)Condition of Premises.  Except as set forth in this Section 2:  (i) Tenant shall accept the Premises and the parking facilities in their “as is” condition as of the Lease Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.  Any occupancy of the Premises by Tenant before the Lease Commencement Date shall be subject to all of the terms and conditions of this Lease.

(c)Complete Agreement.  Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations that are not contained herein.  Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

(d)Latent Defects.  Notwithstanding the foregoing provisions of this Section 2, Tenant shall have a period of 270 days after the Lease Commencement Date to reasonably identify in writing any latent defects in the mechanical, electrical, and plumbing systems and the structural components serving the Premises.  For purposes of this paragraph, “latent defects” means those material defects in such

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systems and/or components that could not have been identified or discovered through a reasonable inspection of such systems or components conducted by a qualified technician.  Landlord will promptly repair such identified latent defects (subject to Landlord’s reasonable confirmation that such defects are, in fact, latent defects) at no expense to Tenant.

(e)Contingency. This Lease is contingent (“Contingency”) on Autolus Therapeutics plc, the current tenant (“Current Tenant”), terminating the Lease Agreement dated January 7, 2019 (as amended, the “Current Tenant Lease”) by April 30, 2021.  If Current Tenant fails to vacate the Premises by such date, Tenant shall have the right to terminate this Lease by sending written notice thereof to Landlord by no later than May 31, 2021 (but if the Current Tenant vacates the Premises and terminates the Current Tenant Lease before Landlord receives such termination notice, such termination notice shall be void and of no effect) whereupon neither Landlord nor Tenant shall have any further rights, duties, or obligations under this Lease, except with respect to provisions that expressly survive termination of this Lease.  Within 10 days after written request from Landlord or Tenant, Landlord and Tenant shall execute and deliver a statement in form and substance reasonably acceptable to them confirming that the Contingency has been satisfied or waived.  Tenant understands, acknowledges, and agrees that Landlord makes no guaranty, representation, or assurance that Current Tenant will terminate the Current Tenant Lease by April 30, 2021.  If Tenant does not elect to so terminate this Lease, such right to terminate this Lease shall be waived and this Lease shall remain in full force and effect.  For avoidance of doubt, the satisfaction of the Contingency shall be a condition precedent to Delivery.

(f)Build-Out Plans.  Landlord shall request from Current Tenant, and shall use commercially reasonable efforts to cause Current Tenant to deliver to Landlord, design and construction planning documentation for the Premises completed to the date of Commencement Date (“Build-Out Plans”).  The Build-Out Plans include, but are not limited to, completed schematic design package, in-progress detailed design documents, pre-construction planning documentation, demolition plans, redacted FDA Type C meeting minutes/responses, detailed construction estimates, construction schedules, and contact information for engineering and construction contractors.  Landlord shall deliver the Build-Out Plans to Tenant promptly (i.e., not more than 5 business days) after Landlord’s receipt of the Concession Payment (as defined below).  Landlord makes no representation or warranty regarding the completeness, accuracy, or suitability of the Build-Out plans for Tenant’s intended use.

(g)Concession Payment.  As full consideration for the reduced Base Rent set forth in Section 4 below, a portion of the TI Allowance as set forth in the Tenant Work Letter, and the delivery of the Build-Out Plans, Tenant shall pay to Landlord concurrent with Tenant’s delivery of an executed copy of this Lease to Landlord an amount equal to $3,750,000 (“Concession Payment”).  Tenant shall pay the Concession Payment to Landlord by wire transfer (via Fedwire) of immediately available funds to an account designated in writing by Landlord.

3.Rent.

(a)Base Rent.  The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord.  Beginning on the Rent Commencement Date, Tenant shall pay to Landlord in advance, without demand, abatement, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing.  Payments of Base Rent for any fractional calendar month shall be prorated.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

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(b)Additional Rent.  In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”):  (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.Base Rent Adjustments.  For the period beginning on the Rent Commencement Date (i.e., July 1, 2021) and ending on June 30, 2024, the Base Rent shall be increased on each anniversary of the Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage (i.e., 2%) and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.  The first Adjustment Date shall be the first anniversary of the Rent Commencement Date.  For the period beginning on July 1, 2024 and continuing to the expiration of the Base Term, (a) the Base Rent beginning on July 1, 2024 shall be the product of $49.12 per rentable square foot multiplied by 84,264 rentable square feet (i.e., $49.12 x 84,264 = $4,139,047.68), and (b) the Base Rent shall be increased on each Adjustment Date thereafter by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage (i.e., 3%) and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.  Base Rent, as so adjusted, shall thereafter be due as provided herein.  Base Rent adjustments for any fractional calendar month shall be prorated.

5.Operating Expense Payments.  Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (“Annual Estimate”), which may be revised by Landlord from time to time but not more than once in any calendar year.  Beginning on the Rent Commencement Date, Tenant shall pay Landlord on or before the first day of each calendar month during the Term hereof an amount equal to 1/12th of Tenant’s Share of the Annual Estimate.  Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements amortized (without interest) over the useful life of such capital items in accordance with generally accepted accounting principles consistently applied, to the extent allowed and not excluded below, and the costs of Landlord’s third party property manager capped at 2% of the then applicable Base Rent or, if there is no third party property manager, administration rent in the amount of 2% of then applicable Base Rent), excluding only:

(a)the Base Building Work and costs of correcting defects in any work constituting Base Building Work;

(b)costs of capital repairs and replacement of the roof, foundation, slab, and structural walls of the Building;

(c)capital expenditures (except as otherwise provided in this Lease), unless (i) the capital expenditures are made to accomplish a reduction in the Operating Expenses, or (ii) the capital expenditure was required to comply with applicable Legal Requirements first enacted after the Lease Commencement Date;

(d)interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured and all payments of base rent (but not taxes or operating expenses) under any ground lease or other underlying lease of all or any portion of the Project;

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(e)depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses to the extent allowed in this Lease);

(f)advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants, in all cases including Tenant;

(g)legal and other expenses incurred in the negotiation or enforcement of leases or defending of Landlord’s title;

(h)completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for Tenant or other tenants within their premises, and costs of correcting defects in such work;

(i)costs of utilities outside normal business hours sold to tenants of the Project;

(j)costs to be reimbursed by Tenant or other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(k)salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits, and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining, or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining, or repairing the Project;

(l)general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(m)costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants (including Tenant), other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(n)costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement;

(o)penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes or other payment required to be made by Landlord hereunder before delinquency;

(p)overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(q)costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

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(r)costs in connection with services (including electricity), items or other benefits of a type that are not standard for the Project and that are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(s)costs incurred in the sale or refinancing of the Project;

(t)net income taxes of Landlord or the owner of any interest in the Project (except to the extent such net income taxes are in substitution for any Taxes payable hereunder), franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(u)recoveries under warranties or insurance, or any expenses otherwise includable within Operating Expenses to the extent actually reimbursed to Landlord;

(v)costs attributable to the gross negligence or willful misconduct of Landlord or its employees; and

(w)costs incurred in connection with environmental clean-up, response action, or remediation on, in or under or about the Project, to the extent such costs relate to matters existing before the Lease Commencement Date, but excepting costs of normal and customary testing and monitoring.

Notwithstanding any contrary provision contained in this Section 5, Controllable Operating Expenses (as defined below) shall be capped so that no increase thereof in any calendar year exceeds 5% over the prior year’s Controllable Operating Expenses on a non-cumulative basis.  As a result, the actual annual increase of Controllable Operating Expenses in any given calendar year from and after the calendar year in which the Lease Commencement Date occurs may be less than or equal to 5% (but shall not exceed 5% in any such year).  For purposes of this Lease, (1) “Controllable Operating Expenses” means all Operating Expenses except for Non-Controllable Operating Expenses, and (2) “Non-Controllable Operating Expenses” means real estate taxes, utilities, costs for snow and ice removal, property insurance premiums, and the costs incurred by reason of Legal Requirements enacted after the Lease Commencement Date that materially affect the amount of the Operating Expenses.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail:  (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year.  If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant.  If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor.  If, during such 90 day period, Tenant in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (“Expense Information”).  If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the

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right to have an independent public accounting firm selected by Tenant from among the 5 largest in the United States, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (“Independent Review”).  The results of any such Independent Review shall be binding on Landlord and Tenant.  If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall pay the excess to Tenant within 30 days after completion of the Independent Review, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant within 30 days after completion of the Independent Review after deducting all other amounts due Landlord.  If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after completion of the Independent Review.  If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant within 30 days thereafter for all costs incurred by Tenant for the Independent Review.  Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

“Tenant’s Share” shall be the percentage set forth in the Basic Lease Provisions as Tenant’s Share.  Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6.Security Deposit.  Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (“Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth in the Basic Lease Provisions, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (“Letter of Credit”):  (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Maryland.  If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.  The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease.  Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law.  Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 days of demand the amount that will restore the Security Deposit to the amount set forth in the Basic Lease Provisions.  Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the Default of Tenant.  Upon bankruptcy or other debtor-creditor proceedings involving Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings.  Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount.  The Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 75 days after the expiration or earlier termination of this Lease.

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If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein.  Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7.Use.  The Premises shall be used solely for the Permitted Use set forth in the Basic Lease Provisions, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”).  Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises that is declared by any Governmental Authority having jurisdiction to be a violation of a Legal Requirement.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance.  Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement.  Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises for purposes other than the Permitted Uses.  Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises.

(a)Modifications to Common Areas.  Landlord shall, as an Operating Expense (except to the extent such Legal Requirement was in existence on the Lease Commencement Date) make any alterations or modifications to the Building that are required by Legal Requirements, unless arising solely from the particular manner of Tenant’s use of the Building. Tenant, at its sole expense, shall make any alterations or modifications to the Building that are required by Legal Requirements arising solely from Tenant’s particular manner of use of the Building.  Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements for which Tenant is responsible under this Lease, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement for which Tenant is responsible under this Lease.

8.Holding Over.  If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease.  If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 200% of Rent in effect during the last 30 days of the Term, and (B)

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Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over (including consequential damages if Landlord has advised Tenant in advance of any particular consequential damages that Landlord may incur or suffer as a result of Tenant’s holding over, including, without limitation, consequential damages that Landlord may incur or suffer by reason of Landlord’s inability to lease the Premises or deliver occupancy to a particular tenant).  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises.  Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9.Taxes.  Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes:  (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes.  Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder.  If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant.  If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises made after the date of Substantial Completion (as defined in the Tenant Work Letter) of the Tenant Improvements Work, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation of the Project, Landlord shall have the right, but not the obligation, to pay such Taxes.  Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error.  The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

(a)Tax Consultant.  Landlord shall, as an Operating Expense, pay the reasonable costs to engage a reputable third party tax consultant to review annually the Taxes to evaluate whether a tax appeal would likely result in a tax savings, net of costs of appeals, and Landlord shall furnish such consultant’s analysis and recommendations to Tenant.  If the tax consultant recommends an appeal, Landlord shall follow such recommendation unless Landlord can provide Tenant with a bona fide reason, based on factors related to the Property only, not to appeal.  Landlord shall reasonably cooperate with Tenant’s tax advisors, at no out-of-pocket cost to Landlord or with such cost paid by Tenant as Additional Rent, in their work toward lawfully maximizing certain tax advantages related to Tenant’s business and property, such as sales tax exemptions, as long as such work does not have an adverse impact on Landlord.

10.Parking.  Subject to all Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, for so long as the Premises includes the entirety of the Building, Tenant shall have the use of all parking areas at the Project for its employees, invitees and guests on an exclusive basis (with Landlord, provided that Landlord’s use shall

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be limited to such use as is reasonably necessary to perform its obligations and exercise its rights under this Lease), free of charge and without unreasonable restriction from Landlord during the Term. Tenant, at its sole expense, may remove unauthorized vehicles from the Project parking area.  In addition, Tenant shall have the right to mark 20 parking spaces Reserved – TCR2 Therapeutics Inc. (“Reserved Parking”).  Landlord shall pay the cost to paint the Reserved Parking markings with the designation “Tenant Reserved” or “Visitor Reserved.”  The location of the Reserved Parking and the type of markings that will be used to designate the Reserved Parking shall be reasonably acceptable to Landlord.  Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project, or for enforcing the Reserved Parking.  Tenant shall have the right to enforce its right to the Reserved Parking by posting warning notices on unauthorized vehicles parking in the Reserved Parking area and/or causing any such vehicle to be towed by a reputable towing company engaged by Tenant (with any towing and storage charges being payable by the owner of any such towed vehicle). Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all such Claims arising out of Tenant’s enforcement of its Reserved Parking rights.  As of the Commencement Date, there are 172 standard size automobile and 4 motorcycle surface parking spaces.

11.Utilities; Services.

(a)Utilities.  Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, telephone, sewer, and other utilities (including gas and fire sprinklers) (collectively, “Utilities”).  The following Utilities will be separately metered by Landlord and charged directly to Tenant by the provider:  electricity, water, sewer, and natural gas.  Tenant shall pay directly to the Utility provider, prior to delinquency, the foregoing separately metered Utilities.  Except for Utilities separately metered and charged to Tenant, Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation (as otherwise provided herein), for all Utilities used on the Premises or Common Areas, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon.  Except as expressly provided in Section 11(c) below, no interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent.

(b)Other Services.  Landlord shall, throughout the Term and as an Operating Expense, maintain the Common Areas in good order, condition, and repair. In addition to the maintenance and repair obligations of Landlord expressly set forth in this Lease, such Landlord services will include, but shall not be limited to, snow and ice removal; repainting, resealing, restriping, cleaning, and sweeping of sidewalks, parking areas, and driveways; landscaping; exterior window cleaning, exterior light bulbs, and general maintenance of the exterior Common Areas.

(c)Interruption.  Except as provided in this paragraph, no interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent.  If electricity, water, sewer, or HVAC service to the Premises is interrupted by reason of the gross negligence or willful misconduct of Landlord and such interruption shall continue for more than 4 consecutive business days, or 30 business days (regardless of whether consecutive) out of 45 consecutive business days, and shall render any material portion of the Premises unusable for the purpose of conducting Tenant’s business as permitted under this Lease, then to the extent (and only to the extent) that Landlord receives insurance proceeds from its carrier in respect of such interruption, all Base Rent payable hereunder with respect to the affected portion of the Premises shall be abated to such extent as follows:  (i) in the case of an interruption of 4 consecutive business days, Base Rent shall abate for such portion of the Premises for the period beginning on the 5th consecutive business day of such failure, and shall continue until substantial use of the affected portion of the Premises for the normal conduct of Tenant’s business is restored; and (ii) in the case of an interruption of 30 business days out of 45 consecutive business days, Base Rent shall abate, during that calendar year, immediately for any additional business day after the 30th business day of interruption and

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shall continue until substantial use of the affected portion of the Premises for the normal conduct of Tenant’s business is restored.

(d)Emergency Generator.  Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generators with not less than the stated capacity of the emergency generators located in the Building as of the Rent Commencement Date, and (ii) to contract with a third party to maintain the emergency generators (as an Operating Expense) as per the manufacturer’s standard maintenance guidelines.  Except as otherwise provided in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generators is maintaining the generators as per the manufacturer’s standard guidelines or otherwise.  During any commercially reasonable period of replacement, repair or maintenance of the emergency generators when the emergency generators are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power.  Tenant expressly acknowledges and agrees that Landlord does not guaranty that such emergency generators will be operational at all times or that emergency power will be available to the Premises when needed.  Tenant shall not be responsible for or have any liability to Landlord for any Releases (as defined in Section 30(h)) from emergency generators and associated tanks installed or provided by Landlord, except to the extent that such Releases arise out of the willful misconduct, negligence, acts, or omissions of Tenant or any Tenant Party.

(e)Generator and Fuel Tank.  Subject to the satisfaction, in Landlord’s reasonable judgment, of all of the conditions set forth in this Section, Tenant, at its sole cost and expense, may install and once installed shall maintain on the existing empty pad near the Building as shown as the hatched area on Exhibit G attached hereto for use in connection with Tenant’s business in the Premises a generator with a capacity not to exceed 1 Mw (“Tenant Generator”) and an above-ground fuel storage tank with adequate capacity as mutually agreed by Landlord and Tenant (“Fuel Tank”).

(i)Testing.  Tenant shall immediately take all necessary actions to prevent the Tenant Generator from causing any adverse effects to the air quality of the Building.  No promotional or advertising matter or signage shall be attached to, painted, or displayed on the Tenant Generator or Fuel Tank.

(ii)Installation; Maintenance; Removal.  The Tenant Generator and Fuel Tank and all related piping, venting, and metering devices shall be installed by a contractor reasonably acceptable to Landlord and thereafter shall be properly maintained by Tenant, all at Tenant’s sole expense.  Tenant shall be responsible for connecting the Tenant Generator to the electrical supply system serving the Premises in accordance with the requirements of Landlord’s electrical engineer/contractor.  Landlord shall construct conduit pathways for wire pulls sized to accommodate the Tenant Generator.  At the expiration or earlier termination of the Term, the Tenant Generator and Fuel Tank shall, at the request and election of Landlord, be removed at Tenant’s sole cost and expense and the area on which they were located shall be returned to the condition it was in before the installation of the Tenant Generator and Fuel Tank, reasonable wear and tear excepted.  If Landlord does not direct that the Tenant Generator and Fuel Tank be so removed, and if Tenant does not desire to remove the Tenant Generator and Fuel Tank, then Landlord shall acquire sole ownership of the Tenant Generator and Fuel Tank free and clear of all liens and encumbrances so that Landlord has good and marketable title thereto and Tenant shall execute and deliver to Landlord a bill of sale therefor (in the absence of a bill of sale, this Section shall constitute the bill of sale).  Tenant shall pay all governmental fees, charges, and taxes and all hook-up and disconnection fees associated with Tenant’s use of the Tenant Generator and Landlord shall have no liability therefor.  All of the provisions of this Lease, including, without limitation, the insurance, maintenance, repair, release, and indemnification provisions set forth in this Lease shall apply and be applicable to Tenant’s installation, operation, maintenance, and removal of the Tenant Generator and Fuel Tank.  Tenant shall, at its sole cost and expense, secure all necessary permits and

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approvals from all applicable Governmental Authorities for the size, placement, installation, and removal of the Tenant Generator and Fuel Tank.  If Tenant is unable to obtain the necessary approvals and permits from any Governmental Authorities for the Tenant Generator and Fuel Tank, Tenant shall have no remedy, claim, cause of action, or recourse against Landlord, nor shall such failure or inability to obtain any necessary permits or approvals provide Tenant the right to terminate this Lease.  Landlord shall cooperate with Tenant in securing all necessary permits and approvals for the Tenant Generator and Fuel Tank; provided, however, that Landlord shall not be obligated to spend any monies in connection with obtaining such permits and approvals (unless Tenant agrees in writing to reimburse any such amounts as Additional Rent) and shall not be required to perform any act or otherwise take any action that would impose or create any liabilities on Landlord (unless Tenant agrees in writing to indemnify, defend, and hold Landlord harmless from and against any such liabilities).  Without limiting any other obligations of Tenant set forth in this Lease, Tenant shall, at its sole cost and expense, install, maintain, and repair the Tenant Generator and Fuel Tank and keep such equipment in good order and operating condition.  The Fuel Tank shall serve as the fuel source for the Tenant Generator to be installed by Tenant.  Any installation work described in this Section shall comply with the terms and conditions of this Lease.

(iii)Insurance.  If the presence of the Fuel Tank and all related infrastructure (including, but not limited to, piping, venting, and metering devices) is the sole cause of an increase in Landlord’s property or liability insurance premiums for the Building, Landlord shall so inform Tenant in writing and Tenant shall pay to Landlord as Additional Rent within 10 days after demand therefor an amount equal to such increase.

(iv)Compliance.  Tenant shall, at its sole cost and expense, comply with all Legal Requirements that may now or hereafter be applicable to the area in which the Tenant Generator and the Fuel Tank shall be located or to the installation, use, operation, repair, removal, maintenance, and replacement of the Tenant Generator and the Fuel Tank.  The Legal Requirements include, but are not limited to, Legal Requirements (A) requiring that Tenant obtain the necessary permits for the installation, use, operation, repair, removal, maintenance, and replacement of the Tenant Generator and the Fuel Tank, (B) prohibiting oil or petroleum pollution, (C) requiring the person discharging or permitting the discharging of oil or petroleum or participating in the discharge or spilling of oil or petroleum to report such discharge or spill to the proper Governmental Authorities, (D) requiring the removal of spilled oil or petroleum, and (E) requiring certain inspections, gauging, and recordkeeping.  Tenant shall pay all costs, expenses, claims, fines, penalties, and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with this Section.  Tenant shall indemnify, defend, and hold harmless Landlord and its officers, members, directors, employees, managers, employees, agents, and contractors from all claims, injuries, damages, costs, expenses, losses, and liabilities (including, but not limited to, reasonable attorneys’ fees) arising from Tenant’s failure to comply with this Section.  Each party shall promptly give notice to the other of any notice of violation received by each party.  Tenant shall retain all right, title, and interest in and to the Fuel Tank and Tenant Generator and all related infrastructure (including, but not limited to, piping, venting, and metering devices) during the Term, and Landlord hereby disclaims any right, title, and interest in and to the Fuel Tank and Tenant Generator and all related infrastructure (including, but not limited to, piping, venting, and metering devices).

(f)Energy Usage.  Tenant agrees to provide Landlord with access to Tenant’s water and/or energy usage data on a monthly basis by a delivery method reasonably agreed to by Landlord and Tenant. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12.Alterations and Tenant’s Property.  After the completion of the Tenant Improvements, any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned

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or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 14) (“Alterations”) shall be subject to Landlord’s prior written consent as follows:  (a) if such Alteration affects the Building core or shell or Building Systems, Landlord shall have the right to give or withhold its consent to such Alteration in its sole discretion, and (b) if such Alteration does not affect the Building core or shell or Building Systems, Landlord shall not unreasonably withhold, delay, or condition its consent to such Alteration; provided however, that Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the cost of work does not exceed $100,000 per project and the nonstructural Alteration does not require for its performance a permit issued by a Governmental Authority (“Notice-Only Alterations”) provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction.  If Landlord approves any Alterations requiring Landlord approval, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion.  Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials.  Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements.  Landlord shall either approve or disapprove such plans and specifications in writing within 15 days after receipt thereof.  Any disapproval shall be accompanied by a reasonably detailed explanation for the disapproval.  If Landlord does not respond to such request within such 15 day period, Tenant may send a second written notice to Landlord (together with a concurrent copy sent by a reputable overnight delivery service providing receipted evidence of delivery to Mr. Lawrence J. Diamond at the address set forth for Mr. Diamond in the Basic Lease Provisions), requesting Landlord’s approval of such Alterations.  If Landlord does not respond within 5 business days after receipt of such second notice, such request for Alterations shall be deemed to have been approved by Landlord.  Such second notice to Landlord shall state the following in 10-point or larger in bold face type in capitalized letters:

LANDLORD’S FAILURE TO RESPOND WITHIN five (5) BUSINESS DAYS AFTER RECEIPT OF THIS request SHALL MEAN THAT LANDLORD HAS BEEN DEEMED TO HAVE APPROVED THE REQUEST FOR ALTERATIONS DESCRIBED IN THIS REQUEST.

Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations.  With regard to Alterations for which Landlord consent is required hereunder, Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the actual out of pocket expenses incurred by Landlord for plan review, coordination, scheduling, and supervision.  Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law.  Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, or inadequate cleanup.

Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance (in form and substance satisfactory to Landlord; form ACORD 25 for commercial liability and form ACORD 28 for commercial property are satisfactory to Landlord) for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for

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personal injury or property damage during construction.  Upon completion of any Alterations, Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Other than (i) the items, if any, listed on Exhibit F attached hereto, (ii) any items agreed by Landlord in writing to be included on Exhibit F in the future, and (iii) any trade fixtures, machinery, equipment and other personal property not paid for out of the TI Fund (as defined in the Tenant Work Letter) that may be removed without material damage to the Premises, which damage shall be repaired (including capping or terminating utility hook-ups behind walls) by Tenant during the Term (collectively, “Tenant’s Property”), all property of any kind paid for with the TI Fund, all Alterations, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises, such as fume hoods that penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch (collectively, “Installations”), shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term and shall remain upon and be surrendered with the Premises as a part thereof in accordance with Section 28 following the expiration or earlier termination of this Lease; provided, however, that Landlord shall, at the time its approval of such Installation is requested or at the time it receives notice of a Notice-Only Alteration, notify Tenant if it has elected to cause Tenant to remove such Installation upon the expiration or earlier termination of this Lease.  If Landlord so elects, Tenant shall remove such Installation upon the expiration or earlier termination of this Lease and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Tenant’s Property that was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Premises and repairing any holes.  During any such restoration period that extends beyond the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.  Notwithstanding the foregoing or anything herein to the contrary, on the expiration or earlier termination of the Term, Tenant shall not be required to remove (A) any of the Tenant Improvements (regardless of how funded/paid) or (B) any Alterations or Installations subsequently made by Tenant to the Premises that are normal and customary for general business or office use as reasonably determined by Landlord (as opposed to “non-standard” or specialty items such as, for example, glass block walls, or raised or recessed flooring); provided, however, that if any Alteration or Installation (other than the Tenant Improvements) requires Landlord’s approval under the terms of this Lease, Landlord shall indicate at the time of approval whether Tenant will be required to remove such Alteration or Installation on the expiration or earlier termination of this Lease.

13.Landlord’s Repairs.  Landlord, as an Operating Expense, shall be responsible for the routine maintenance and repair in good order, condition and repair, and in compliance with all Legal Requirements, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded, of the following:  (a) the base structure and façade of the Building, including, without limitation, the exterior walls, columns, concrete slabs, foundations, and other structural elements of the Building, as well as the Common Areas of the Project, (b) roof, roof membrane, and roof systems, and (c) the surface parking areas, driveways, and sidewalks.  Landlord, as an Operating Expense, shall replace any Building Systems initially installed by Landlord to the extent they become worn out or otherwise cease to be in working order during the Term through no fault of Tenant.  The cost of such replacement shall be amortized, without interest, over the useful life of such Building System in accordance with generally accepted accounting principles consistently applied.  Notwithstanding anything herein to the contrary, Landlord shall, at its expense and not as an Operating Expense, make capital repairs to, and replace, the roof, foundation, slab, and structural walls of the Building. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense.  Landlord reserves the right to stop Building Systems services when necessary (i) by

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reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the reasonable judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant 48 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements, and Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business at the Premises in connection with any such stoppage.  Tenant shall, promptly upon becoming aware thereof, give Landlord written notice of any repair or maintenance required by Landlord pursuant to this Section, after which Landlord shall use commercially reasonable diligence to effect such repair or maintenance.  Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless Landlord fails to use commercially reasonable diligence to effect such repairs or perform such maintenance after Tenant’s written notice of the need for such repairs or maintenance.  Except as expressly provided herein, Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein (including Section 31).  Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14.Tenant’s Repairs.  Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, all of the HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), the Tenant Generator and Fuel Tank, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls.  Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term.  Should Tenant fail to make any such repair or replacement or fail to maintain the Premises as required by this Lease, Landlord shall give Tenant notice of such failure.  If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant.  Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

(a)Maintenance Contracts.  Tenant, at its expense, shall at all times during the Term maintain with qualified contractors maintenance and repair contracts (“Maintenance Contracts”) for the HVAC units.  The Maintenance Contracts shall be in form and content reasonably satisfactory to Landlord.  Landlord shall be a third party beneficiary of the Maintenance Contracts and, within 30 days after Landlord’s request, Tenant shall deliver a copy of the Maintenance Contracts to Landlord.

15.Mechanic’s Liens.  Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after written notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant.  Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent.  If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Project be furnished

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on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16.Indemnification.

(a)By Tenant.  Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord.  Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises).  Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records).  Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.

(b)By Landlord.  Landlord hereby indemnifies and agrees to defend, save, and hold Tenant harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Project to the extent caused by the willful misconduct or gross negligence of Landlord or its employees.

17.Insurance.  Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project.  Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project.  All insurance premiums for such insurance shall be included as part of the Operating Expenses.  The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance that Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain the following:  (i) beginning on the Lease Commencement Date and for the balance of the Term, all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; and employer’s liability insurance with such limits as required by law; and (ii) beginning on the Commencement Date and for the balance of the Term, commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises.  The commercial general liability insurance policy shall name Landlord and Alexandria Real Estate Equities, Inc., and its and their respective members, officers, directors, employees, managers, and agents (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies that have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; contain a hostile fire endorsement and a contractual liability endorsement; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies).  Copies of such policies (if requested by Landlord), or certificates of insurance (in form and substance satisfactory to Landlord; form ACORD 25 for commercial liability and form ACORD 28 for

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commercial property are satisfactory to Landlord) showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon Tenant’s execution and delivery of this Lease (with respect to the commercial liability insurance) and upon the Lease Commencement Date (with respect to the commercial property insurance) and upon each renewal of said insurance.  Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy.  Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to:  (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against.  Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage.  The failure of a party to insure its property shall not void this waiver.  Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever.  If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required by landlords of buildings or projects comparable to the Building or Project in the Gaithersburg/Rockville market area.

18.Restoration.  If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (“Restoration Period”).  If the Restoration Period is estimated to exceed 12 months (“Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period.  Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant unless covered by the insurance Landlord maintains as an Operating Expense hereunder, in which case such improvements shall be included, to the extent of such insurance proceeds, in Landlord’s restoration), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous

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Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of:  (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.  Notwithstanding the foregoing, Landlord or Tenant may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage, or if insurance proceeds are not available for such restoration.  Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion that the area of the Premises, if any, that is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business.  Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation that is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19.Condemnation.  If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord or Tenant to the other party, this Lease shall terminate and Rent shall be apportioned as of said date.  If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances.  Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award.  However, Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant.  Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

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20.Events of Default.  Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a)Payment Defaults.  Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 4 business days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b)Insurance.  Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c)Abandonment.  Tenant shall abandon the Premises without (i) obtaining all required Hazardous Materials Clearances and free of any residual impact from the Tenant HazMat Operations, and (ii) complying with the provisions of Section 28.

(d)Improper Transfer.  Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e)Liens.  Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 10 days after notice that any such lien was filed against the Premises.

(f)Insolvency Events.  Tenant or any guarantor or surety of Tenant’s obligations hereunder shall:  (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief that is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g)Estoppel Certificate or Subordination Agreement.  Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 business days after a second notice requesting such document.

(h)Other Defaults.  Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 15 days after written notice thereof from Landlord to Tenant, provided that such second notice conspicuously states that such failure to respond constitutes a Default.

Any notice given under Section 20(h) hereof shall:  (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless permitted hereunder and Landlord so elects in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 15 days to cure, then Tenant shall not be deemed to be in default if Tenant

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commences such cure within said 15 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 75 days from the date of Landlord’s notice.

21.Landlord’s Remedies.

(a)Interest.  Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act.  All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (“Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent.  Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b)Late Payment Rent.  Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord under any Mortgage covering the Premises.  Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge (provided that Tenant shall not be required to pay such late charge upon the first occurrence of a late payment by Tenant of Rent in any calendar year).  The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c)Re-Entry.  Upon a Default by Tenant hereunder, Landlord shall have the right, immediately or at any time thereafter, without further notice to Tenant (unless otherwise provided herein), to enter the Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such default, for the account and at the expense of Tenant, any notice to quit or notice of Landlord’s intention to re-enter being hereby expressly waived, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing, including interest at the Default Rate, from the due date until the date payment is received by Landlord.

(d)Termination.  Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Premises and, with legal process, take possession of the Premises and remove Tenant, any occupant and any property therefrom, without being guilty of trespass and without relinquishing any rights of Landlord against Tenant, any notice to quit, or notice of Landlord’s intention to re-enter being hereby expressly waived.  Landlord shall be entitled to recover damages from Tenant for all amounts covenanted to be paid during the remainder of the Term (except for the period of any holdover by Tenant, in which case the monthly rental rate stated at Section 8 herein shall apply), which may be accelerated by Landlord at its option (provided that such accelerated rent is discounted to present value using the discount rate then in effect at the Federal Reserve Bank closest to the Premises), together with (i) all expenses of any proceedings (including, but not limited to, the expenses set forth in Section 22(f) below) that may be necessary in order for Landlord to recover possession of the Premises, (ii) the expenses of the re-renting of the Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements or modifications that Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting), and (iii) interest computed at the Default Rate from the due date until paid; provided, however, that (A) there shall be credited against the amount of such damages all amounts received by Landlord from such re-renting of the Premises, and, if Landlord elects to accelerate payment of any amount to be paid in the future, there shall be credited against damages any other amounts that Tenant can prove Landlord should reasonably be expected to receive in the future by re-renting the Premises (with such future amounts to be discounted to present value at the discount rate of the Federal Reserve Bank

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closest to the Premises) taking into account, among other matters, the limitations on Landlord’s obligations to mitigate damages pursuant to the Mitigation Requirement (as defined below), the reasonably expected period of time necessary to find a replacement tenant, the specialized nature of the Premises, the conditions of the real estate market in the area of the Premises, the availability of competitive properties similar to the Premises, the time and cost to re-purpose the Premises or perform alterations to the Premises for another tenant, and the condition of the Premises. If any charges due hereunder cannot be exactly determined as of the date of acceleration, the amount of such charges shall be determined by Landlord in a reasonable manner based on historical increases in such charges.  Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Premises or, in the event that the Premises are re-rented, for failure to collect the rent thereof under such re-renting. Landlord shall have no obligation whatsoever to mitigate any damages resulting from a Default by Tenant under this Lease except for entering into and maintaining a listing of the Premises with a commercial real estate broker (“Mitigation Requirement”).  On compliance with the Mitigation Requirement, Landlord shall be deemed to have fully satisfied its obligation to mitigate damages under this Lease and under any Legal Requirement in effect on the Commencement Date or at the time of Tenant’s Default; and Tenant waives and releases, to the fullest extent permissible under applicable Legal Requirements, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of set-off or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord fails to comply with the Mitigation Requirement.  No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Premises, unless Landlord shall execute a written agreement of surrender with Tenant.  Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Premises by Landlord, unless that new lease expressly so states.  In the event Landlord does not exercise its option to accelerate the payment of amounts owed as provided hereinabove, then Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred.  Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the term of this Lease to determine the aggregate amount of such damages.  Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or being dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(e)Lien for Rent. Upon any default by Tenant in the payment of Rent or other amounts owed hereunder, Landlord shall have a lien upon the property of Tenant in the Premises for the amount of such unpaid amounts, and Tenant hereby specifically waives any and all exemptions allowed by law.  In such event, Tenant shall not remove any of Tenant’s property from the Premises except with the prior written consent of Landlord, and Landlord shall have the right and privilege, at its option, to take possession of all Tenant’s property in the Premises, to store the same on the Premises, or to remove it and store it in such place as may be selected by Landlord, at Tenant’s risk and expense.  If Tenant fails to redeem the personal property so seized, by payment of whatever sum may be due Landlord hereunder (including all storage costs), Landlord shall have the right, after twenty (20) days written notice to Tenant of its intention to do so, to sell such personal property so seized at public or private sale and upon such terms and conditions as may appear advantageous to Landlord, and after the payment of all proper charges incident to such sale, apply the proceeds thereof to the payment of any balance due to Landlord on account of rent or other obligations of Tenant pursuant to this Lease.  In the event there shall then remain in the hands of Landlord any balance realized from the sale of said personal property, the same shall be paid over to Tenant.  The exercise of the foregoing remedy by Landlord shall not relieve or discharge Tenant from any deficiency owed to Landlord that Landlord has the right to enforce pursuant to any of the provisions of this Lease.  Tenant shall also be liable for all expenses incident to the foregoing process, including any auctioneer or attorney’s fees or commissions.  At Tenant’s request, Landlord shall subordinate its lien rights as set forth in this paragraph to the lien, operation, and effect of any bona fide third party equipment financing pursuant to a subordination agreement in form and substance reasonably

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acceptable to Landlord.  Such subordination shall be limited to specific items of equipment and shall not be in the form of a blanket lien subordination.

(f)Expenses.  Tenant shall pay, as Additional Rent and immediately upon written demand from Landlord, all costs and expenses incurred by Landlord, including, but not limited to, attorneys’ fees, expert witness fees, paralegal fees, other litigation expenses (such as expenses for photocopying, electronic legal research, and deposition transcripts), and court costs in connection with or arising out of any Default by Tenant under this Lease, including, but not limited to, any action or proceeding brought by Landlord to enforce any obligation of Tenant under this Lease or the right of Landlord in or to the Premises.  Such expenses are recoverable at all levels, including appeals and post-judgment actions or proceedings.  The giving of a notice of Default by Landlord shall constitute part of an action or proceeding under this Lease, entitling Landlord to reimbursement of such fees and expenses, even if an action or proceeding is not commenced in a court of law and regardless of whether the Default is cured.

(g)Suspension of Funding.  Upon a Default by Tenant hereunder and during the continuance thereof, Landlord shall have the right to suspend funding of any TI Allowance (as defined in the Tenant Work Letter).

22.Assignment and Subletting.

(a)General Prohibition.  Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.  If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof that are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 49% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities that were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.  Notwithstanding the foregoing, any public offering of shares or other ownership interest in Tenant shall not be deemed an assignment nor require Landlord’s consent.

(b)Permitted Transfers.  If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (“Assignment Date”), Tenant shall give Landlord a notice (“Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in, or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final or substantially final form, and such other information as Landlord may reasonably deem necessary or appropriate to its consideration whether to grant its consent.  Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice:  (i) grant such consent, or (ii) refuse such consent, such consent not to be unreasonably withheld, conditioned, or delayed (provided that Landlord shall further have the right to review and reasonably approve or disapprove the proposed form of sublease prior to the effective date of any such subletting).  If Landlord fails to timely deliver to Tenant notice of Landlord’s consent or refusal to consent to a proposed assignment or sublease, Tenant may send a second written notice requesting consent to such proposed assignment or sublease to the

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recipients identified in the Basic Lease Provisions for notices to Landlord under this Section via a reputable overnight delivery service providing receipted evidence of delivery.

If Landlord does not respond within 5 business days after receipt of such second notice, such request for such proposed assignment or sublease shall be deemed to have been approved by Landlord.  Such second notice shall state the following in 10-point or larger in bold face type in capitalized letters:

LANDLORD’S FAILURE TO RESPOND WITHIN five (5) BUSINESS DAYS AFTER RECEIPT OF THIS request SHALL MEAN THAT LANDLORD HAS BEEN DEEMED TO HAVE APPROVED THE REQUEST FOR THE ASSIGNMENT OF SUBLEASE DESCRIBED IN THIS REQUEST.

Tenant shall pay to Landlord a fee equal to $1,500 in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

Any transfer to an assignee, subtenant, or other transferee in accordance with this Section that is approved (or deemed approved) by Landlord is hereinafter referred to as an “Approved Assignment.”

Notwithstanding any contrary provision contained in this Lease, Landlord’s consent shall not be required to an assignment of this Lease or a subletting of all or any portion of the Premises to the following (a “Permitted Assignment”):  (1) any entity controlling, controlled by, or under common control with Tenant, provided that Landlord shall have the right to reasonably approve the form of any such sublease or assignment and that Tenant notifies Landlord in writing of such Permitted Assignment within 10 days of such transaction, and (2) a corporation or other entity that is a successor-in-interest to Tenant, by way of merger, consolidation, or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment.

(c)Additional Conditions.  As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i)that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii)A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation:  permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said

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installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks.  Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)No Release of Tenant, Sharing of Excess Rents.  Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease.  If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Landlord and Tenant shall share equally the Excess Rent.  If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e)No Waiver.  The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under this Lease.  The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f)Prior Conduct of Proposed Transferee.  Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action at the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.  Landlord agrees, however, to take into account any mitigating factors presented by Tenant or its proposed assignee or sublessee in relation to any situation deemed by Landlord to allow refusal of consent in accordance with this Section 22(f).

(g)Business Entity Occupancy.  Tenant shall have the right, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to permit a business entity that is a contractor of Tenant (or an entity for whom Tenant is a subcontractor), collaborator, affiliate, subsidiary, client, customer, co-developer, or otherwise has a business relationship with Tenant, and is providing Tenant services in the course of Tenant’s business operations at the Premises or is occupying the Building in furtherance of such business relationship with Tenant (a “Business Entity” or “Business

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Entities”) to use not more than 25% of the rentable area of the Premises for any Permitted Use; provided, however, that (i) Tenant receives no compensation for such use in excess of that portion of the Rent attributable to such portion of the Premises, (ii) the entity remains a Business Entity for the entire duration of such use and the entity is not indicated on the Building directory or any signage on the Premises (“Business Entity Occupancy”), (iii) no new demising walls are constructed to accomplish the Business Entity Occupancy except pursuant to an Alteration under Section 12, (iv) Tenant shall be responsible for any and all Claims arising out of or in connection with the Business Entity Occupancy or any act or omission of any Business Entity, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any Business Entity Occupancy or any act or omission of any Business Entity, and (v) the provisions of this paragraph are personal to TCR2 Therapeutics Inc., a Delaware corporation, and are not assignable or transferable in whole or in part (except that such rights may be transferred to Tenant’s assignee pursuant to a Permitted Assignment or Approved Assignment).  Such Business Entity Occupancy shall not be deemed a sublease or assignment hereunder, nor shall it vest in any such Business Entity any right, title, or interest in this Lease or the Premises nor shall it relieve, release, impair, or discharge any of Tenant’s obligations hereunder.  Tenant shall ensure that the Business Entity complies with the terms of this Lease.  A failure or breach of any term, covenant, condition, or other provision of this Lease by any Business Entity shall constitute a breach of such term, covenant, condition, or other provision of this Lease by Tenant and, if such failure or breach is not cured within any applicable notice and cure period under this Lease, shall constitute a Default by Tenant.

23.Estoppel Certificate.  Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that, to the best knowledge of Tenant, there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.  Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.  Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24.Quiet Enjoyment.  So long as Tenant is not in Default hereunder, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25.Prorations.  All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26.Rules and Regulations.  Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto as Exhibit E.  If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.

27.Subordination.  This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such

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Mortgage.  Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment on such standard, commercially reasonable forms as shall be requested by any such Holder, provided that any such instruments contain appropriate non-disturbance provisions that assure Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof.  Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder.  As of the Commencement Date, the Project is not encumbered by a Mortgage created by Landlord.  On Tenant’s written request, Landlord shall use its commercially reasonable efforts (but with no obligation to pay any out-of-pocket fees or sums) to obtain from any Holder of a first lien Mortgage at any time during the Term covering any or all of the Project or the Premises a non-disturbance agreement on Holder’s standard commercially reasonable form in favor of Tenant (a) assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof, and (b) providing that Tenant’s rights under this Lease shall not be materially diminished or that Tenant’s cost or risks under this Lease not be materially increased.  The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments, ground leases, superior leases, and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

28.Surrender.  Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord or under this Lease to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or Released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and after obtaining any required Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted.  At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (“Surrender Plan”).  Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, Released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant.  In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request.  On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations.  Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000.  Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by

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Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant.  If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key.  Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property.  All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

Notwithstanding any contrary provision contained in this Lease, Tenant shall have no obligation to remove at the expiration or earlier termination of the Term any walk-on ceilings, mezzanine space, and associated infrastructure installed in such mezzanine space within the Premises.

29.Waiver of Jury Trial.  TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30.Environmental Requirements.

(a)Prohibition/Compliance/Indemnity.  Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept, used, stored, handled, treated, generated in or about, or Released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as defined below) by Tenant or any Tenant Party.  If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or Released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) that arise during or after the Term as a result of such contamination; provided, however, that Tenant shall have no indemnification, remediation, or other obligation or responsibility under this Section 30 for any contamination or Environmental Claim if such contamination or Environmental Claim arises from any Hazardous Materials

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brought into, kept, used, stored, handled, treated, generated in or about, or Released or disposed of from the Premises by Landlord, its employees or contractors, or another tenant unrelated or unaffiliated with Tenant or that existed in the Premises as of the Commencement Date and were not brought into, kept, used, stored, handled, treated, generated in or about, or Released or disposed of from the Premises by Tenant, any Tenant Party, or any subtenant of Tenant or other occupant of the Premises.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises.  Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project, or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project, or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project, or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

(b)Business.  Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use.  Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, Release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). The Hazardous Materials List shall not be required to include janitorial supplies, office products such as ink and ink printer cartridges, over-the counter lubricants, paint, plaster, adhesives, and similar building maintenance products, food waste, commercial garbage or domestic sewage, all in volumes not to exceed those typically found in comparable buildings in the I-270 corridor in Montgomery County, Maryland, unless the generation, storage, or disposal of a particular material is regulated under applicable Legal Requirements.  Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or Released or disposed of from, the Premises.  Tenant shall deliver to Landlord true and correct copies of the following documents (“Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, Release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority:  permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months).  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section to provide Landlord with information that could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c)Tenant Representation and Warranty.  Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord,

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lender, or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property, which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, Release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority).

(d)Testing.  Landlord shall have access to, and a right to perform inspections and tests of, the Premises and the Project to determine Tenant’s compliance with Environmental Requirements (as defined below), its obligations under this Section 30, or the environmental condition of the Premises and the Project.  In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party.  Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations.  Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests are conducted pursuant to Section 21 hereof or reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions for which Tenant is responsible under this Lease that are identified by such testing in accordance with all Environmental Requirements.  Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.  Landlord will comply with any confidentiality requirements reasonably requested by Tenant in connection with Landlord’s inspections pursuant to this Section (but such confidentiality requirements shall not apply to the test results themselves).

(e)Underground Tanks.  Under no circumstances whatsoever will Tenant have the right to install any underground storage tank on or about the Premises or the Project.  If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project before the Commencement Date are used by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks if required by applicable Legal Requirements, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(f)Intentionally Deleted.

(g)Tenant’s Obligations.  Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of this Lease for the applicable statute of limitations period under federal, state, or local Legal Requirement.  During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h)Definitions.  As used herein, (i) the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder, and (ii) the term “Hazardous

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Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.  As used herein, the term “Release” means any discharging, leaking, releasing, spilling, dumping, injecting, escaping, or disposing of Hazardous Materials into the environment.

31.Tenant’s Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary).  Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Notwithstanding the foregoing, if any claimed Landlord default hereunder will materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 3 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim and telephonic notice to Tenant’s principal contact with Landlord.  Landlord shall then have 2 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion.  If such claimed Material Landlord Default is not a default by Landlord hereunder, or if Tenant failed to give Landlord the notice required hereunder within 3 business days of learning of the conditions giving rise to the claimed Material Landlord Default, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder.  If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease. Landlord shall make any payment due Tenant under this paragraph within 15 days after written demand therefor accompanied by reasonably acceptable invoices evidencing such costs incurred by Tenant.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises.  Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32.Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease.  Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of

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an Emergency (as defined below), in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants.  Landlord may erect a suitable sign on the Premises stating the Premises are available to let (but only during the last 9 months of the Term) or that the Project is available for sale.  Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use.  At Landlord’s request, Tenant shall execute such reasonable instruments as may be necessary for such easements, dedications or restrictions.  Tenant shall at all times, except in the case of an Emergency, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises.  Tenant shall make such an escort reasonably available upon Landlord’s request in accordance with this Section 32.  For purposes of this Section, an “Emergency” shall be deemed to exist only where there is imminent risk of material danger to the health or safety of persons or property.

33.Security.  Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises.  Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.  Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project.  Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.  Throughout the Term, Landlord shall provide Tenant, without charge, with working access cards or devices for the elevator and Building access control systems at a ratio of 5 keys per each 1,000 rentable square feet comprising the Premises.  Landlord shall, at Tenant’s expense, provide replacement access cards.

(a)Access.  Landlord shall provide to Tenant access to the Building 24 hours each day of the year by means of an electronic card or key system.  Landlord shall, at its sole expense and not as an Operating Expense, install security card key locks and readers on all sides of the perimeter of the Building and security key locks and readers via the lobby main entrance and service corridor accessing the Building’s main lobby.

(b)Elevator Security.  Landlord shall, at its sole expense and not as an Operating Expense, cause the passenger elevators serving the Premises to have programmable access control to lock-off each floor using a proximity or insert type card reader.

(c)Tenant’s Security Devices.  Tenant shall have the right, at its sole cost and expense, to install security devices within and at the entrances to the Premises, including a separate and proprietary security/card badge system in the Premises and the Building.

34.Force Majeure.  Neither Landlord nor Tenant shall be responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of Landlord (“Force Majeure”); provided, however, that in no event shall Force Majeure excuse Tenant from performing any monetary obligation under this Lease.

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35.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle Brokerage, Inc. (“JLLB”).  JLLB shall be paid by Landlord pursuant to a separate agreement between Landlord and JLLB.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than JLLB, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36.Limitation on Landlord’s Liability.  NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY:  (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO:  TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS.  UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37.Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.  This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

38.Signs; Exterior Appearance.  Except as provided in Sections 38(a) and 38(b), Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion:  (i) attach any awnings or other non-temporary projection to any outside wall of the Project, (ii) coat or otherwise sunscreen the interior or exterior of any windows, or (iii) paint, affix, or exhibit signs, notices, window or door lettering, placards, decorations, or advertising that Landlord reasonably determines to be controversial, offensive, or inconsistent with the aesthetics or image of the Project and that is clearly visible from the exterior of the Premises.

(a)Façade Signage.  Tenant shall have the right, at its sole cost and expense (provided that such expense may be included as part of the TI Allowance at Tenant’s option) and in compliance with all

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applicable Legal Requirements, to install and affix (i) to the top level of the façade of the Building facing Medical Center Drive the maximum signage allowed by applicable Legal Requirements bearing Tenant’s name and its then current corporate logo(s), and (ii) to the front façade of the Building signage bearing Tenant’s name and/or its then current corporate logo(s) (“Façade Signage”).  Such right shall be personal to TCR2 Therapeutics Inc., a Delaware corporation, or its assignee pursuant to a Permitted Assignment or Approved Assignment.  Landlord shall have the right to approve the place, size, and design of the Façade Signage, which approval shall not be unreasonably withheld, delayed, or conditioned.  On the expiration or earlier termination of the Term, Tenant shall, at its sole cost and expense, (1) remove the Façade Signage in a good and workmanlike manner and in compliance with all applicable Legal Requirements, and (2) repair any damage to the façade or appearance of the Building caused by installation, replacement, renovation, updating and/or removal of the Façade Signage.

(b)Monument Signage.

(i)New Monument Sign.  Tenant shall have the right, at its sole cost and expense (provided that such expense may be included as part of the TI Allowance at Tenant’s option) and in compliance with all applicable Legal Requirements, to install a ground mounted monument in front of the Building bearing Tenant’s sole name (“New Monument Sign”).  Such right shall be personal to TCR2 Therapeutics Inc., a Delaware corporation, or its assignee pursuant to a Permitted Assignment or Approved Assignment.  Landlord shall have the right to approve the place, size, and design of the New Monument Sign, which approval shall not be unreasonably withheld, delayed, or conditioned.  On the expiration or earlier termination of this Lease, Tenant shall remove the New Monument Sign at its sole cost and expense and in accordance with all applicable Legal Requirements.

(ii)Existing Monument Sign.  By no later than the date of Substantial Completion of Tenant Improvements Work, Landlord shall, at its expense, replace the sign on the existing monument sign serving the Project with a sign bearing Tenant’s name along with the names of any other tenants identified by Landlord (“Existing Monument Sign”).

39.Right to Extend Term.  Tenant shall have the right to extend the Term of this Lease upon the following terms and conditions:

(a)Extension Rights.  Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior, and no earlier than 18 months prior, to the expiration of the Base Term of this Lease or the expiration of any prior Extension Term.

(b)Base Rent.  Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the annual base rental rate per square foot that a lessor of a leasehold premises comparable in location, size, design and improvements to the Premises would accept in comparable transactions, including all market concessions (such as allowances, commissions, and free rent) and the specific provisions of this Lease that will remain constant (with the exception of the TI Allowance). If, on or before the date that is 120 days prior to the expiration of the Base Term of this Lease, or the expiration of the first Extension Term, as applicable, the parties have not agreed in writing on the Market Rate and the rent escalations during such subsequent Extension Term after negotiating in good faith, Tenant may elect arbitration as described in Section 39(c) below.  If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend, or further extend, the Term of this Lease and all of the remaining Extension Rights shall terminate.

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(c)Arbitration.

(i)Within 20 days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate (including Base Rent, annual escalations thereof, tenant improvement allowance, and market concessions) and escalations that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute and deliver an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (1) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Rockville, Maryland metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Rockville, Maryland metropolitan area, (2) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment, and (3) be in all respects impartial and disinterested.

(d)Rights Personal.  Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease, except that the Extension Rights may be transferred without Landlord’s consent to Tenant’s assignee pursuant to a Permitted Assignment.

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(e)Exceptions.  Notwithstanding anything set forth above to the contrary, Extension Rights shall not be in effect and Tenant may not exercise any of the Extension Rights:  (i) during any period of time that Tenant is in Default under any provision of this Lease; or (ii) if Tenant has been in Default under any provision of this Lease 3 or more times, regardless of whether the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, regardless of whether the Defaults are cured.

(f)No Extensions.  The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(g)Termination.  The Extension Rights shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, regardless of whether such Defaults are cured.

40.Miscellaneous.

(a)Notices.  All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above.  Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b)Joint and Several Liability.  If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c)Financial Information.  Within 30 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements to Landlord, or, if no such audited statements have been prepared, such other financial statements as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. This subsection shall not apply during any period that Tenant is publicly traded on a recognized national stock exchange or trading system in the United States such as the New York Stock Exchange or NASDAQ. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) as and only to the extent required by Legal Requirements or in response to a request by a Governmental Authority; (2) as necessary to (i) manage its investment in the Building or Project or (ii) seek input, advice, or guidance from existing or prospective professional advisors, including, without limitation, analysts, investors, tax preparers, bank personnel, brokers, business advisors, legal advisors, lenders, and financial advisors; (3) as necessary to manage and enforce the terms of this Lease, (4) if the information is already a matter of public record or generally known to the public, or (5) as otherwise reasonably necessary in the course of operations of the property or business of Landlord and its affiliates, including, without limitation, capital formation. Tenant shall not be required to deliver financial statements more than once in any 12-month period unless requested by a Landlord’s mortgagee or a prospective mortgagee or purchaser of, or investor in, the Project or a Default occurs.

(d)Recordation.  Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.  Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e)Interpretation.  The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any

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exhibits or amendments hereto.  Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f)Not Binding Until Executed.  The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g)Limitations on Interest.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h)Choice of Law.  Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i)Time.  Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j)OFAC.  Tenant, and all beneficial owners of Tenant, are currently (i) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (ii) not listed on, and shall not during the Term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (iii) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k)Incorporation by Reference.  All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l)No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(m)Non-Disclosure of Terms.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of such terms could adversely affect the ability of Landlord and its affiliates to negotiate, manage, and administer other leases and impair Landlord’s relationship with other tenants.  Accordingly, as a material inducement for Landlord to enter into this Lease, Tenant, and behalf of itself and its partners, managers, members, officers,

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directors, employees, agents, and attorneys, agrees that it shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any publication or other media or any real estate agent or broker, either directly or indirectly.

(n)Counterparts/Electronic Signatures. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(o)Hazardous Activities.  Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises that, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses.  In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(p)LEED.  Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification for the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord at no expense to Tenant, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.  Tenant’s obligation shall be limited to proving information and/or documentation.  The Tenant Improvements shall not be subject to LEED, Well Building Standard, or any other green certification or standard.

(q)Attorneys’ Fees.  If any action is brought by either party against the other party, relating to or arising out of this Lease or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.  For purposes of this Lease, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

(r)Consequential Damages.  Except as expressly provided in this Lease, neither Landlord nor Tenant shall be liable to the other for consequential, special, or punitive damages.

[ Signatures on next page ]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease

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under seal as of the day and year first above written.

TENANT:

TCR2 Therapeutics Inc.,

a Delaware corporation

By:  /s/ Garry E. Menzel

Name: Garry E. Menzel

Title: President and Chief Executive Officer

LANDLORD:

ARE-MARYLAND NO. 31, LLC,

a Maryland limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,

a Delaware limited partnership,

managing member

By:	ARE-QRS CORP.,

a Maryland corporation,

general partner

By: /s/ Gregory Kay

Name: Gregory Kay

Title: Vice President, RE Legal Affairs